Exhibit 2.2

FORM 0F SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of December 30, 2014, by and between First NBC Bank Holding Company, a Louisiana corporation (“FNBC”), and [                                  ] (the “Director”).

RECITALS

WHEREAS, State Investors Bancorp, Inc. (“SIBC”) and FNBC have entered into that certain Agreement and Plan of Reorganization, dated as of December 30, 2014 (as such agreement may be amended or supplemented from time to time, the “Merger Agreement”), which provides, among other things, for the merger of a wholly-owned subsidiary of FNBC with and into SIBC, with SIBC as the surviving entity (the “Merger”);

WHEREAS, the Director is a shareholder of SIBC and a non-employee director of SIBC and State-Investors Bank, a federal savings bank and wholly-owned subsidiary of SIBC (the “Bank”);

WHEREAS, as a result of his equity ownership in SIBC, the Director will receive pecuniary and other benefits as a result of the Merger;

WHEREAS, the Director, as a director of SIBC and the Bank, has had access to certain Confidential Information (as defined below), including, without limitation, information concerning the business of SIBC and the Bank, information concerning their relationships with employees, vendors and customers, and the status and relationship of SIBC and the Bank with competing peer institutions;

WHEREAS, the Confidential Information and customer goodwill are substantial assets to be acquired by FNBC as a result of the Merger; and

WHEREAS, the Director recognizes that FNBC’s willingness to enter into the Merger Agreement is dependent on the Director’s willingness to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration and cause, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the parties agree as follows:

1.             Capitalized Terms. All capitalized terms not otherwise defined in this Agreement will have the meanings accorded them in the Merger Agreement.

2.             Non-Disclosure Obligations.

(a)           Except as limited by Section 2(b), “Confidential Information” means the following non-public information regarding SIBC, FNBC, the Bank or First NBC Bank: information regarding past, current and prospective customers, business affiliates, employees, contractors, and the banking industry; business strategies and methods, including acquisition plans and opportunities, geographic and branch development and expansion, and other lines of business or business opportunities; competitors and their tactics and strategies; lending practices and activities; financial and sales data, financial models, business projections and market studies; management systems, policies and procedures; technical information concerning products, equipment, services, and processes, including product and systems specifications, concepts for new or improved products and other product or systems data; the identities of, and special skills possessed by, the employees, as well as the contents of any personnel records, subject to applicable Legal Requirements; the identities of and pricing information about the suppliers, vendors, service providers or consultants, as well as any related procurement procedures and pricing techniques; training programs, methods or processes developed or utilized by any such entity; and computer programs and software developed by any such entity or its consultants; as well as any other non-public information relating to any of the entities, whether or not deemed a “trade secret” under applicable laws. “Confidential Information” also includes, but is not limited to, any other proprietary, nonpublic or business information or documentation of SIBC, FNBC, the Bank or First NBC Bank that is protected by or is otherwise defined as trade secrets under any federal or state trade secret laws including, but not limited to, Louisiana’s Uniform Trade Secrets Act (La. R.S. §51:1431, et seq.) or other applicable law, and any documents or other materials independently developed by SIBC, FNBC, the Bank or First NBC Bank or its representatives using Confidential Information.

(b)            “Confidential Information” does not include any information that is or becomes publicly available, other than as a result of a violation of any confidentiality obligations of SIBC, the Bank or any of the directors of SIBC or the Bank, or that a Director receives on a non-confidential basis from a source other than FNBC or its representatives that is not known by Director to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

(c)           Director acknowledges that the banking business is highly competitive, that Confidential Information regarding SIBC and the Bank constitutes a valuable, special and unique asset to be acquired by FNBC in the Merger, and that protection of Confidential Information regarding SIBC and the Bank against unauthorized disclosure and use is of critical importance to enable FNBC to realize the bargained for consideration of the Merger. In addition, Director acknowledges that he has access to Confidential Information regarding FNBC and First NBC Bank only as a result of the proposed Merger. Accordingly, except as required by law, Director will not disclose, communicate, disseminate, provide access to or otherwise make known, directly or indirectly, any Confidential Information to any Person other than FNBC or its representatives. Further, following the Merger, Director will not use any Confidential Information for any purpose and, at the request of FNBC, will promptly deliver to FNBC all documents and other materials containing Confidential Information that are in Director’s possession, custody or control.

(d)           Director’s obligations under this Section 2 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality that he may have under general legal or equitable principles, or federal or state laws relating to trade secrets, service marks or related matters.

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3.             Support Obligations. Director will use his commercially reasonable efforts to refrain from knowingly harming the goodwill of FNBC, SIBC, or any of their respective Subsidiaries, Affiliates, or customer or business relationships.

4.             Additional Covenants.

(a)           During the term of this Agreement, Director will not, within the parishes set forth on Exhibit A (the “Restricted Area”), directly or indirectly:

(i)           carry on or engage in (in any capacity) the business of the Bank, as described in Section 4(b) hereof, as of the date of this Agreement or the Closing Date (a “Competing Business”);

(ii)          except for passive investments not exceeding a 5% equity interest in any entity or business, acquire or have an interest in or an option or other right to acquire an interest in any entity or business that is carrying on or engaging in a Competing Business, where the term “interest” is broadly construed and includes, without limitation, an interest or right as a partner, shareholder, officer, director, member, general manager, principal, limited partner, owner, trustee, guarantor, surety, mortgagee and lender;

(iii)         solicit, accept or conduct any banking business or transactions with any person known by Director to be a customer or former customer of the Bank or receive any compensation, remuneration or consideration arising out of, related to or associated with any banking business arrangement or relationship with any person known by Director to be a customer or former customer of the Bank;

(iv)         call on, urge, induce or seek to induce any person known by Director to be a customer or former customer of the Bank to terminate its banking business with First NBC Bank or to cancel, reduce, limit or in any manner interfere with any banking business between First NBC Bank (“Surviving Bank”) and the person known by Director to be a customer or former customer;

(v)          recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment of, any person who is, or within the 12 months preceding the Closing Date was, an employee of the Bank;

(vi)         call on, assist, solicit or induce any employee of the Surviving Bank, who within the 12 months preceding the Closing Date was an employee of the Bank, to terminate his or her employment with the Surviving Bank or any of its Affiliates; or

(vii)        make any statements, publicly or privately, orally or in writing, that would slander, defame or disparage SIBC or FNBC (or its Subsidiaries or Affiliates) or injure the reputation or goodwill of SIBC or FNBC (or its Subsidiaries or Affiliates).

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(b)           Director acknowledges and agrees (i) that the “business” of the Bank and the Surviving Bank involves and relates to banking services and those other activities engaged in by the Bank customarily related or ancillary thereto; (ii) that he understands and knows the business in which the Bank was engaged as of the date of this Agreement and the scope, activities and business pursuits involved in the business of the Bank; and (iii) that the noncompetition and nonsolicitation covenants contained in this Agreement prohibit the Director from engaging, in any capacity or any position, and from conducting any activities or business similar to that of the Bank. For purposes of this Agreement, “customers” means businesses, persons and entities for whom the Bank has provided banking services. Director acknowledges and represents that he understands the nature of the Bank’s customer relationships.

(c)           Director may not avoid the purpose and intent of Section 4(a) by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods. Notwithstanding the foregoing, nothing herein will prohibit beneficial ownership of less than 5% of the publicly traded capital stock of a corporation listed on a national securities exchange that engages in a Competing Business, or ownership of mutual fund investments having ownership interests in Competing Businesses.

(d)           Director agrees that (i) this Agreement is entered into in connection with the sale to FNBC of the goodwill of the business of SIBC and the Bank, (ii) Director is a shareholder of SIBC and, as such, will receive valuable consideration upon consummation of the Merger, (iii) the restrictions imposed upon Director by this Agreement are essential and necessary in FNBC’s view to ensure that FNBC acquires the goodwill of SIBC and the Bank, (iv) the scope of the Restricted Area is reasonable in light of the current business operations of the Bank, and (v) all of the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

(e)           The parties agree that (i) each of the actions described in this Agreement constitute “carrying on and engaging in a business similar to that of” the Bank and “soliciting customers of” the Bank, as those terms are used in La. R.S. §23:921, and (ii) this Agreement will have the broadest possible meaning and application as allowed under applicable law. Additionally, any future amendment to La. R.S. §23:921 or decisions or rulings of any court of competent jurisdiction which would expand the Surviving Bank’s rights or impose greater restrictions on Director will apply and will be enforceable herein. For purposes of this Agreement, the term “solicit” includes, but is in no way limited to, any and all direct and indirect solicitation of business (by Director or through others) and the engagement in communications (through any format or medium) for the purpose of or which would in any way facilitate or attempt to generate business, services, work or other business activities with the customer and this will apply regardless of whether the customer initiates the contact with Director, or Director (or another person or entity) initiates the contact with the customer.

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5.             Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Director later seek to challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity in which Director intends to engage, Director will first notify FNBC in writing and meet with a representative of FNBC and a neutral mediator (if FNBC elects to retain one at its expense) to discuss resolution of any disputes between the parties. Director will provide this notification at least 14 days before Director engages in any activity on behalf of a Competing Business or engages in other activity that could foreseeably fall within a restriction contained in this Agreement. If Director fails to comply with this requirement, Director waives his right to challenge the reasonable scope, clarity, applicability or enforceability of this Agreement and its restrictions at a later time.

6.             Effectiveness and Termination. The obligations of Director under this Agreement will not become effective until the Closing. If the Merger Agreement is terminated prior to the consummation of the Closing, this Agreement will terminate without further action by either party and will be of no further force and effect. If the Closing is consummated, this Agreement and all obligations hereunder will terminate on the second anniversary of the Closing Date. For all purposes under this Agreement, the periods following the Closing Date during which the obligations contained in this Agreement are to be enforceable will be computed by excluding from such computation any period during which Director is in violation of the terms of this Agreement, so that FNBC is afforded the benefit of the full periods during which the obligations are to be enforceable.

7.             Injunctive Relief. The parties agree that FNBC would suffer immediate and irreparable harm and would not have an adequate remedy at law for monetary damages if Director violates any of his obligations contained in this Agreement. Accordingly, without the necessity of proving actual damages or posting bond or other security, FNBC will be entitled to seek temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which FNBC may be entitled, at law or in equity. In such a situation, FNBC may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of any of the provisions set forth in this Agreement, and the pursuit of any particular remedy or remedies will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

8.             Assignment. Director’s obligations, duties and responsibilities under this Agreement are personal in nature and may not be assigned by Director or his beneficiaries or legal representatives. Subject to the foregoing, this Agreement will inure to the benefit of and bind the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

9.             Governing Law. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Louisiana, without regard to principles of conflicts of laws. Further, to the fullest extent permitted by law, the parties waive any right to trial by jury of any claim, demand, action, or cause of action arising under or in any way related to the obligations contained in this Agreement, whether in contract, tort, equity, or otherwise.

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10.           Severability; Reformation. If any provision of this Agreement is held to be illegal, invalid or unenforceable in any respect, that provision will be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never been contained herein; the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as possible and still be legal, valid and enforceable. Notwithstanding the foregoing, to the extent that any provision of Section 4 is determined to be broader than is otherwise enforceable in terms of time, geographic area, scope of obligation, description of business or customers or otherwise, the parties agree that a court of competent jurisdiction should seek to reform that provision in a manner so that it may be enforced to the maximum extent permitted under applicable law.

11.           Attorneys’ Fees. In the event that either party institutes litigation to enforce or protect its rights under this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees and other out-of-pocket costs and expenses incurred by it in connection with the enforcement or protection of its rights hereunder.

12.           Notice. All notices, requests, demands, and other communications required or permitted to be given under this Agreement will be in writing and delivered by hand, electronic mail, facsimile transmission, a nationally recognized overnight courier service, or prepaid registered mail (return receipt requested) as follows:

If to FNBC:

First NBC Bank Holding Company
210 Baronne Street
New Orleans, Louisiana 70112
Attention: Ashton J. Ryan, Jr.
Fax: (504) 671-3480
Electronic mail: aryanjr@firstnbcbank.com

If to Director:

[●]

or to such other address or fax number as a party may specify by notice given in accordance with this Section. Any notice given in accordance with this Agreement will be effective in the case of personal delivery, electronic mail or facsimile transmission, when delivered or received if received before 5:00 p.m. local time on a Business Day, or on the next Business Day if delivered or received on a day that is not a Business Day or after 5:00 p.m. local time on a Business Day; in the case of mail, upon the earlier of actual receipt or three Business Days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and in the case of nationally-recognized overnight courier service, one Business Day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.

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13.           Waiver. The failure of a party to enforce any provision of this Agreement will not constitute a waiver of that particular provision, or of any other provision of this Agreement. No waiver will be deemed a continuing waiver, and no waiver or relinquishment of any right or power hereunder at any one or more times will be deemed a waiver or relinquishment of such right or power at any other time or times.

14.           Entire Agreement; Modification. This Agreement and the other agreements executed in connection with this Agreement constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the parties. This Agreement may be modified or amended only by an instrument in writing signed by the parties.

15.           Interpretation. The headings and captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or any provision hereof. References to a person are also to its successors and permitted assigns. The parties have jointly participated in the negotiations and drafting of this Agreement, which is an integral component of the Merger. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

16.           Counterparts. This Agreement may be executed in multiple counterparts, each of which will be considered an original, but all of which together will constitute one and the same agreement. A facsimile or other electronic transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

[Signature Page Follows]

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[Signature Page to Director Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIRECTOR:

FNBC:	FIRST NBC BANK HOLDING COMPANY

By:
Ashton J. Ryan, Jr.
Chairman and Chief Executive Officer

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EXHIBIT A

The parishes of Jefferson, Orleans, Plaquemines, St. Tammany, Tangipahoa, St. John the Baptist, Lafourche and St. Charles, Louisiana.

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